                        FIRST NATIONWIDE HOLDINGS, INC.
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES,
                 MINORITY INTEREST AND PREFERRED STOCK DIVIDENDS

                                                        Six Months Ended
                                                            June 30,                         Years ended December 31,
                                                       -------------------   ------------------------------------------------------
                                                        1998       1997         1997        1996       1995      1994       1993
                                                       -------------------   ------------------------------------------------------
Fixed charges (excluding interest on deposits):
-----------------------------------------------
Interest on borrowings                                 $397,394   $331,269   $  693,819  $  388,626   $287,456   $98,888   $ 16,700
Total fixed charges (including interest on deposits)    397,394    331,269      693,819     388,626    287,456    98,888     16,700
Rent interest factor                                      4,027      4,098        7,857       5,044      6,628     1,746        361
Income before income taxes, extraordinary item
  and minority interest                                 187,403    131,444      297,861     549,208    122,450    31,928    146,618
Earnings                                                588,824    466,811      999,537     942,878    416,534   132,562    163,679
Fixed charges (excluding interest on deposits)          401,421    335,367      701,676     393,670    294,084   100,634     17,061
Minority interest and preferred stock dividends          46,192     51,236      102,135      48,045     34,584         0          0
Combined fixed charges excluding interest on
  deposits, minority interest and preferred
  stock dividends                                       447,613    386,603      803,811     441,715    328,668   100,634     17,061
Ratio of earnings to combined fixed charges,
  (excluding interest on deposits), minority
  interest and preferred stock dividends                   1.32x      1.21x        1.24x       2.13x      1.27x     1.32x      9.59x

Fixed charges (including interest on deposits):
-----------------------------------------------
Interest on deposits                                   $355,202   $374,787   $  746,985  $  419,174   $447,359  $100,957    $55,410
Interest on borrowings                                  397,394    331,269      693,819     388,626    287,456    98,888     16,700
Total fixed charges (including interest on deposits)    752,596    706,056    1,440,804     807,800    734,815   199,845     72,110
Rent interest factor                                      4,027      4,098        7,857       5,044      6,628     1,746        361
Income before income taxes, extraordinary item
  and minority interest                                 187,403    131,444      297,861     549,208    122,450    31,928    146,618
Earnings                                                944,026    841,598    1,746,522   1,362,052    863,893   233,519    219,089
Fixed charges (including interest on deposits)          756,623    710,154    1,448,661     812,844    741,443   201,591     72,471
Minority interest and preferred stock dividends          46,192     51,236      102,135      48,045     34,584         0          0
Combined fixed charges excluding interest on
  deposits, minority interest and preferred
  stock dividends                                       802,815    761,390    1,550,796     860,889    776,027   201,591     72,471
Ratio of earnings to combined fixed charges
  (including interest on deposits), minority
  interest and preferred stock dividends                   1.18x      1.11x        1.13x       1.58x      1.11x     1.16x      3.02x